Exhibit 23.1   Consent of Brady, Martz & Associates, P.C.


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of
  ND Holdings, Inc.


As independent public accountants, we hereby consent to the use of our reports and all references to our Firm included in or made a part of this registration statement.



BRADY, MARTZ & ASSOCIATES, P.C.
Minot, North Dakota

August 6, 1996